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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-200039

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

7.750% Senior Notes due 2022	$350,000,000	$40,670

(1)
Calculated in accordance with Rule 457(r) and Rule 457(o) under the Securities Act of 1933.

Prospectus Supplement to Prospectus dated November 10, 2014.

$350,000,000

SUPERVALU INC.

7.750% Senior Notes due 2022

           We are offering $350 million in aggregate principal amount of our 7.750% Senior Notes due 2022 (the "notes"). We will pay interest on the notes on November 15 and May 15 of each year. The first such payment will be made on May 15, 2015. The notes will mature on November 15, 2022. Prior to November 15, 2018, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, to the date of redemption. On or after November 15, 2018, we have the option to redeem all or a portion of the notes at any time at the redemption prices set forth in this prospectus supplement. In addition, prior to November 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price equal to 107.750% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, provided that at least 65% of the notes remain outstanding after the redemption. Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

           The notes will be our senior unsecured obligations and will be pari passu in right of payment with all our other existing and future unsecured senior indebtedness, senior in right of payment to all our future subordinated indebtedness, if any, and subordinate in right of payment to all of our existing and future secured obligations, to the extent of the value of the assets securing such obligations. On the issue date, the notes will not be guaranteed by any of our subsidiaries and therefore the notes will be effectively subordinated in right of payment to all of our subsidiaries' existing and future obligations.

           The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated quotation system.

           Investing in the notes involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement and any risk factors described in our Securities and Exchange Commission filings that are incorporated by reference in this prospectus supplement.

           Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.000%	$350,000,000
Underwriting discount(1)	0.750%	$2,625,000
Proceeds, before expenses, to SUPERVALU INC.	99.250%	$347,375,000

(1)
See "Underwriting" beginning on page S-41 of this prospectus supplement for additional information regarding underwriting compensation.

           The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 14, 2014 and must be paid by the purchasers if the notes are delivered after November 14, 2014.

           The underwriters expect to deliver the notes to investors through the facilities of The Depository Trust Company against payment in New York, New York on November 14, 2014.

Joint Bookrunning Managers

Goldman, Sachs & Co.	Credit Suisse	Morgan Stanley	Barclays

Co-Managers

BofA Merrill Lynch	Wells Fargo Securities

Prospectus Supplement dated November 10, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement is part of an automatic shelf registration statement that SUPERVALU INC. has filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may at any time and from time to time sell debt securities in one or more offerings.

          This document is made up of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the notes. This prospectus supplement and the information incorporated by reference in this prospectus supplement also add to, update and change information contained or incorporated by reference in the accompanying prospectus. You should also read the documents we have referred you to under "Where You Can Find More Information" in the accompanying prospectus and "Incorporation of Certain Documents by Reference" below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC's website or at the SEC's Public Reference Room as described under "Where You Can Find More Information" in the accompanying prospectus. If the information in this prospectus supplement or the information

i

incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

          Except as otherwise indicated or required by the context, references in this prospectus supplement and the accompanying prospectus to "we," "us," "our," "SUPERVALU" or the "Company" refer to SUPERVALU INC. and its majority-owned subsidiaries. SUPERVALU INC. will be the issuer of the notes described in this prospectus. All references in this prospectus supplement and the accompanying prospectus to "$" are to United States dollars.

          This prospectus supplement and the accompanying prospectus include tradenames and trademarks owned by us or that we have the right to use, and may include tradenames and trademarks of other companies. Solely for convenience, the trademarks and tradenames referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Our use or display of other parties' tradenames, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the tradename or trademark owners.

          You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to the notes prepared by us or on our behalf. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of those documents. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements contained in this prospectus supplement or in any documents incorporated by reference herein regarding the outlook for our businesses and their respective markets, such as projections of future performance, guidance, statements of our plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on our assumptions and beliefs. Such statements may be identified by such words or phrases as "will likely result," "are expected to," "will continue," "outlook," "will benefit," "is anticipated," "estimate," "project," "believes" or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

          Certain factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus. These factors include the factors discussed in this prospectus supplement in the section titled "Risk Factors," the factors discussed in any documents incorporated by reference and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

Competition

  •
  Our ability to attract and retain customers, and the success of our independent retailers

  •
  Increased competition resulting from consolidation in the grocery industry, and our ability to effectively respond

  •
  Competition from other food or drug retail chains, supercenters, hard discount, non-traditional competitors and alternative formats in our markets

  •
  Customer reaction to the increased presence of competitors, including non-traditional competitors, in our markets

  •
  Competition for employees, store sites and products

  •
  The ability of our Independent Business to maintain or increase sales due to wholesaler competition, increased competition faced by customers and increased customer self-distribution

  •
  Changes in economic conditions or consumer preferences that affect consumer spending or buying habits

  •
  The success of our promotional and sales programs and our ability to respond to the promotional and pricing practices of competitors

Execution of Initiatives

  •
  Our ability to identify and effectively execute on performance improvement and customer service initiatives

  •
  Our ability to offer competitive products and services at low prices and maintain high levels of productivity and efficiency

  •
  The ability to grow by attracting new customers and successfully opening new locations

  •
  The ability to successfully execute on initiatives involving acquisitions or dispositions

  •
  Our ability to respond appropriately to competitors' initiatives

Substantial Indebtedness

  •
  The impact of our substantial indebtedness, including the restrictive operating covenants in the underlying credit facilities, on our business and financial flexibility

  •
  Our ability to comply with debt covenants or to refinance our debt obligations

  •
  A downgrade in our debt ratings, which may increase the cost of borrowing or adversely affect our ability to access one or more financial markets

  •
  The availability of favorable credit and trade terms

Economic Conditions

  •
  Sustained or worsening economic conditions, and the low level of consumer confidence and high unemployment rates that affect consumer spending or buying habits

  •
  Increases in unemployment, insurance and healthcare costs, energy costs and commodity prices, which could impact consumer spending or buying habits and the cost of doing business

  •
  Increases in interest rates, labor costs and tax rates, and other changes in applicable law

  •
  Food and drug inflation or deflation

Labor Relations

  •
  Our ability to renegotiate labor agreements with our unions

  •
  Resolution of issues associated with rising pension, healthcare and employee benefit costs

  •
  Potential for work disruption from labor disputes

Increased Employee Benefit Costs

  •
  Increased operating costs resulting from rising employee benefit costs

  •
  Potential increases in health plan costs resulting from health care reform

  •
  Pension funding obligations related to current and former employees of ours and our divested operations

  •
  Required funding of multiemployer pension plans and any withdrawal liability

  •
  The effect of the financial condition of our pension plans on our debt ratings

Relationships with Albertson's LLC and New Albertson's, Inc.

  •
  Disruptions in current plans, operations and business relationships

  •
  Ability to effectively manage our cost structure to realize benefits from the Transition Services Agreement with each of Albertson's LLC and New Albertson's, Inc. ("NAI")

  •
  Non-renewal or reduction in the scope, level of services or revenue under the Transition Services Agreements, including as a result of the announced acquisition of Safeway Inc. by AB Acquisition LLC, the parent company to each of Albertson's LLC and NAI

  •
  Ability to eliminate costs and overhead, including costs not directly tied to provided services under the Transition Services Agreements, in the event of non-renewal or reduction in the scope, level of services or revenues provided under the Transition Services Agreements

  •
  Ability to continue to perform services at the applicable service level under the Transition Services Agreements

  •
  Ability to attract and retain qualified personnel to perform services under the Transition Services Agreements

  •
  The effect of the information technology intrusions that also impacted Albertson's LLC and NAI

Intrusions to and Disruptions of Information Technology Systems

  •
  Dependence of our businesses on computer hardware and software systems that are vulnerable to security breach by computer hackers and cyber terrorists

  •
  The recent intrusions into our information technology systems and our current inability to determine the full extent of their impact, if any, on our business and future operating results

  •
  Risk of misappropriation of sensitive data, including customer and employee data, as a result of the recent information technology intrusions or any future cyber-attack or breach and potential related claims

  •
  Costs of responding to inquiries, claims or enforcement actions in connection with the recent information technology intrusions or any future attack or breach resulting in fees and penalties, the loss, damage or misappropriation of information, and potential related damage to our reputation

  •
  Costs of complying with stricter privacy and information security law

  •
  Ability of our information technology systems or of our vendors to prevent, contain or detect cyber-attacks or security breaches

  •
  Difficulties in developing, maintaining or upgrading information technology systems

  •
  Business disruptions or losses resulting from failure of these systems to perform as anticipated for any reason or data theft, information espionage, or other criminal activity directed at our computer or communications systems

  •
  Inability to keep pace with changing customer expectations and new developments and technology investments by our competitors

v

Governmental Regulation

  •
  Costs of compliance with existing laws and regulations and changes in applicable laws and regulations that impose additional requirements or restrictions on the operation of our businesses

  •
  The ability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with government regulations, including those governing ethical, anti-bribery and similar business practices

  •
  Potential costs of compliance with additional foreign laws and regulations if we seek and attain a larger international footprint

Food and Drug Safety

  •
  Events that give rise to actual or potential food contamination, drug contamination or foodborne illness or injury or any adverse publicity relating to these types of concerns, whether or not valid

  •
  Potential recall costs and product liability claims

Legal Proceedings

  •
  Unfavorable outcomes and the costs to defend litigation, governmental or administrative proceedings or other disputes, including those related to the recent information technology intrusions we experienced

  •
  Adverse publicity related to such unfavorable outcomes

Severe Weather, Natural Disasters and Adverse Climate Changes

  •
  Property damage or business disruption resulting from severe weather conditions and natural disasters that affect us and our customers or suppliers

  •
  Unseasonably adverse climate conditions that impact the availability or cost of certain products in the grocery supply chain

Disruption to Supply Chain and Distribution Network

  •
  Our ability to effectively maintain our supply chain and distribution network without interruption

  •
  Disruptions due to weather, product recalls, crop conditions, regulatory actions, supplier instability, transportation interruptions, labor supply or vendor disputes

Changes in Military Business

  •
  Competition in our military business

  •
  Changes in the commissary system, reductions in government expenditures or funding, or changes in military staffing levels or the locations of bases

Adequacy of Insurance

  •
  Variability in actuarial projections regarding workers' compensation and associated medical costs, automobile and general liability

  •
  Potential increase in the number or severity of claims for which we are self-insured

  •
  Adequacy of our cybersecurity insurance to offset any losses or damages related to the recent information technology intrusions and any future intrusions we experience

Volatility in Fuel and Energy Costs

  •
  Availability and cost of energy and fuel to store and transport products

  •
  Volatility of fuel, energy and natural gas prices

  •
  Risks associated with possession of compressed natural gas equipment and a fueling station

Asset Impairment Charges

  •
  Unfavorable changes in our industry, the broader economy, market conditions, business operations, competition or our stock price and market capitalization that could require impairment to intangible assets, including goodwill, and tangible assets, including property, plant and equipment

Stock Price Volatility

  •
  Fluctuations in our stock price related to actual or perceived operating performance, any of the factors listed above or stock market fluctuations

 PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, and does not contain all the information that may be important to you. You should carefully read the entire prospectus, including the sections titled "Risk Factors", and the financial statements and related notes and the other documents incorporated herein before making an investment decision.

Our Company

          SUPERVALU consists of its Independent Business segment, which serves approximately 2,049 stores across the country; Save-A-Lot, its hard discount grocery chain with approximately 1,334 licensed and operated stores; and its Retail Food segment, which consists of 194 retail food stores under five regionally-based traditional format grocery banners of Cub Foods, Shoppers Food & Pharmacy, Shop 'n Save, Farm Fresh and Hornbacher's and two retail food stores under the Rainbow banner.

          We are one of the largest wholesale distributors to independent retail customers across the United States. We leverage our distribution operations by providing wholesale distribution and logistics service solutions to our independent retail customers and distribution to our Retail Food stores through our Independent Business segment. Our Save-A-Lot format is one of the nation's largest hard discount grocery retailers by store count. Save-A-Lot provides wholesale distribution and service solutions to its licensees and distribution to Save-A-Lot corporate stores.

Independent Business

          Our Independent Business segment primarily provides wholesale distribution of products to independent retailers and is the largest public company grocery wholesaler in the nation. Our Independent Business network spans 43 states and serves as primary grocery supplier to approximately 1,827 stores of independent retail customers, in addition to our own Retail Food stores, as well as serving as secondary grocery supplier to approximately 222 stores of independent retail customers. Our wholesale distribution customers include single and multiple grocery store independent operators, regional chains and the military.

          We have established a network of strategically located distribution centers utilizing a multi-tiered logistics system. The network includes facilities that carry slow turn or fast turn groceries, perishables, general merchandise and home, health and beauty care products. The network is comprised of 18 distribution facilities, nine of which supply our own Retail Food stores in addition to stores of independent retail customers. Deliveries to retail stores are made from the Company's distribution centers by Company-owned trucks, third party independent trucking companies or customer-owned trucks. In addition, the Company provides certain facilitative services between its independent retail customers and vendors related to products that are delivered directly by suppliers to retail stores under programs established by the Company. These services include sourcing, payment services, advertising and invoicing.

Save-A-Lot

          We conduct our Save-A-Lot operations through a total of approximately 1,334 hard discount stores under the Save-A-Lot banner, including approximately 915 licensed Save-A-Lot stores, located throughout the United States. Our Save-A-Lot operations are supplied by 17 dedicated distribution centers providing wholesale distribution to our own stores and licensed stores. The Company operates approximately 419 Save-A-Lot stores. Save-A-Lot is one of the nation's largest hard discount grocery retailers by store count. Save-A-Lot stores typically range in size from approximately 15,000 to 20,000 square feet and carry a specific assortment of high volume appropriately sized items largely focused on private-label products.

Retail Food

          We conduct our Retail Food operations through a total of 196 stores located throughout the United States. Our Retail Food operations are supplied by one dedicated distribution center and nine distribution centers that are part of the Independent Business segment providing wholesale distribution to both our own stores and stores of independent retail customers.

          Our Retail Food stores range in size from approximately 40,000 to 60,000 square feet. We operate our Retail Food operations under the Cub Foods, Shoppers Food & Pharmacy, Shop 'n Save, Farm Fresh and Hornbacher's banners. All of our retail banners have strong local and regional brand recognition in the markets in which they operate. We operate 49 wholly and majority owned Cub Foods stores and two Rainbow stores, primarily in the Minneapolis / St. Paul market. The 55 Shoppers Food & Pharmacy stores operate in the Washington D.C. / Baltimore market; the 42 Shop 'n Save stores operate in the St. Louis Market; the 42 Farm Fresh stores operate in the Virginia Beach, Virginia market; and the six Hornbacher's stores operate in the Fargo, North Dakota market. In addition, we franchise 33 Cub Foods stores, primarily in the Minneapolis / St. Paul market, and we have a minority interest in 14 of the franchised stores. Our Retail Food stores provide an extensive grocery offering and, depending on size, a variety of additional products including general merchandise, home, health and beauty care and pharmacy.

Corporate Information

          SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. Our principal executive offices are located at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. Our telephone number at this address is 952-828-4000 and our corporate website is www.supervalu.com. Our website and the information contained on our website are not part of this prospectus supplement or the accompanying prospectus.

 THE OFFERING

          The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" contained elsewhere in this prospectus supplement.

Issuer	SUPERVALU INC.
Notes Offered	$350 million aggregate principal amount of 7.750% Senior Notes due 2022.
Maturity Date	November 15, 2022.
Interest Payment Dates	November 15 and May 15 of each year, commencing May 15, 2015. Interest will accrue from November 14, 2014.
Guarantees

The notes will not be guaranteed on the issue date. Any Subsidiary (as defined in "Description of the Notes — Certain Definitions") of ours that subsequently guarantees, or becomes a co-obligor on, any of our Debt Securities (as defined in "Description of the Notes — Certain Definitions") or the Debt Securities of any other of our Subsidiaries, or issues any Debt Securities will also fully and unconditionally guarantee the notes. See "Description of the Notes — Guarantees."

Ranking	The notes will be our general unsecured obligations. The notes will rank:
• equal in right of payment to all of our other existing and future senior unsecured indebtedness;
• senior in right of payment to all of our future subordinated indebtedness, if any; and

•

effectively subordinated in right of payment to all of our subsidiaries' obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to all of our secured obligations, to the extent of the value of assets securing such obligations, including all of the secured indebtedness that may be incurred under our senior secured credit facilities.

As of September 6, 2014, we had approximately $1.73 billion of secured indebtedness outstanding, $1.47 billion of which was guaranteed by our subsidiaries, and no subordinated indebtedness; and we and our subsidiaries had approximately $1.03 billion of unsecured senior indebtedness outstanding, none of which was indebtedness of our subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and $254 million of capitalized leases).

Optional Redemption

Prior to November 15, 2018, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, to the date of redemption.

On or after November 15, 2018, we have the option to redeem all or a portion of the notes at any time at the redemption prices set forth in the section "Description of the Notes — Optional Redemption."

In addition, prior to November 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price equal to 107.750% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, provided that at least 65% of the notes remain outstanding after the redemption.

Repurchase at Holder's Option Upon a Change of Control

If we experience a Change of Control (as defined in "Description of the Notes — Certain Definitions"), we will be required to offer to purchase all of the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes — Repurchase at Holders' Option Upon a Change of Control."

Certain Covenants	The indenture governing the notes, as supplemented, contains restrictive covenants that, among other things, will limit our ability and the ability of certain of our domestic subsidiaries to:
• incur secured indebtedness; and
• engage in sale and leaseback transactions.

The indenture, as supplemented, does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness, the entry into transactions with affiliates or the issuance or repurchase of securities by us or any of our subsidiaries.

Use of Proceeds

We expect to receive net proceeds, after deducting the underwriters' discount and estimated fees and expenses payable by us, of approximately $346 million. We intend to use the net proceeds from this offering, together with borrowings under our amended and restated $1 billion (subject to borrowing base availability) asset-based revolving credit facility (the "Amended ABL Facility"), to fund the redemption of $350 million aggregate principal amount of our 8.000% Senior Notes due 2016 (the "2016 Notes") and to pay accrued and unpaid interest on the redeemed 2016 Notes, the applicable redemption premium and estimated transaction fees and expenses. Concurrently with the closing of this offering, we expect to deliver to the trustee of the 2016 Notes an irrevocable notice of redemption for $350 million aggregate principal amount of 2016 Notes. We expect to complete this redemption 30 days after the closing of this offering. See "Use of Proceeds."

Risk Factors

An investment in the notes involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully read the section of this prospectus supplement titled "Risk Factors," before deciding whether to invest in the notes.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company.
Form and Denominations

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be book-entry only and registered in the name of a nominee of the Depository Trust Company ("DTC"). Investors may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
No Listing

We do not intend to apply for the listing of the notes on any securities exchange or for the inclusion of the notes on any automated quotation system. The notes are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the notes. See "Underwriting."

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following table sets forth summary consolidated financial information and other information for each of the fiscal years presented and for the 28 week periods ended September 6, 2014 and September 7, 2013. Our fiscal year ends on the last Saturday in February. The last three fiscal years consist of three 52 week periods ended February 22, 2014, February 23, 2013 and February 25, 2012.

          The summary consolidated financial information for each of the fiscal years presented has been derived from, and should be read together with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual report and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement.

          In the opinion of our management, the unaudited summary historical financial data were prepared on the same basis as the audited historical financial data, except as described in note 1 to the following table, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. The summary consolidated financial information for the 28 week periods ended September 6, 2014 and September 7, 2013 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 6, 2014. The summary consolidated financial information for the 28 week periods ended September 6, 2014 and September 7, 2013 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Year-to-Date Ended		Fiscal Year Ended
(In millions, except number of stores)	September 6, 2014 (28 weeks)	September 7, 2013 (28 weeks)	February 22, 2014 (52 weeks)	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)
Results of Operations
Net sales(1)	$9,252	$9,188	$17,155	$17,139	$17,383
Cost of sales	7,928	7,817	14,623	14,803	14,926

Gross profit(1)	1,324	1,371	2,532	2,336	2,457
Selling and administrative expenses(1)(2)	1,095	1,175	2,114	2,487	2,269
Goodwill and intangible asset impairment charges(3)	—	—	—	6	92

Operating earnings (loss)(1)(2)(3)	229	196	418	(157)	96
Interest expense, net(4)	110	300	407	269	247
Equity in earnings of unconsolidated affiliates(1)	(2)	(2)

Earnings (loss) from continuing operations before income taxes(1)(2)(3)(4)	121	(102)	11	(426)	(151)
Income tax provision (benefit)	42	(40)	5	(163)	(41)

Net earnings (loss) from continuing operations(1)(2)(3)(4)	79	(62)	6	(263)	(110)
(Loss) income from discontinued operations, net of tax	(1)	191	176	(1,203)	(930)

Net earnings (loss) including controlling interests(1)	78	129	182	(1,466)	(1,040)
Net earnings (loss) attributable to noncontrolling interests(1)	4	4

Net earnings attributable to SUPERVALU INC.	$74	$125	$182	$(1,466)	$(1,040)
Segment Financial Information
Net Sales
Independent Business	$4,220	$4,303	$8,036	$8,166	$8,194
Save-A-Lot	2,398	2,238	4,228	4,195	4,221
Retail Food(1)	2,532	2,501	4,651	4,736	4,921
Corporate	102	146	240	42	47

Total net sales(1)	9,252	9,188	17,155	17,139	17,383
Operating earnings (loss)
Independent Business	120	128	235	199	254
Save-A-Lot	72	84	167	143	230
Retail Food(1)	50	14	72	(160)	(36)
Corporate	(13)	(30)	(56)	(339)	(352)

Total operating earnings (loss)(1)(2)(3)	$229	$196	$418	$(157)	$96
Stores Operated and Supplied
Number of stores
Independent Business primary stores	1,807	1,851	1,819	1,901	1,948
Independent Business secondary stores	217	450	424	441	765
Save-A-Lot Licensee Stores	928	957	948	950	935
Save-A-Lot Corporate Stores	404	377	382	381	397
Retail Food	197	191	190	191	191

Total number of stores	3,553	3,826	3,763	3,864	4,236
Financial Position of Continuing Operations
Cash and cash equivalents	$88	$81	$83	$72	$64
Working capital(5)(6)	298	365	254	38	(169)
Total assets(6)	4,486	4,738	4,374	4,563	5,057
Debt and capital lease obligations	2,746	2,987	2,777	2,889	3,226
Total SUPERVALU INC. Stockholders' (deficit) equity(1)	(643)	(1,031)	(738)	(1,415)	21
Other Statistics
Depreciation and amortization	$154	$168	$302	$365	$355
Capital expenditures(7)	$85	$39	$113	$241	$403

(1)
In the first quarter of fiscal 2015, we revised the presentation of equity in earnings of unconsolidated affiliates. Equity in earnings of unconsolidated affiliates was previously presented in Net sales and has been revised to be presented separately as Equity in earnings of unconsolidated affiliates. Equity in earnings of unconsolidated affiliates was $2, $3 and $5 in fiscal 2014, 2013 and 2012, respectively. In addition, we revised the presentation of noncontrolling interests. Net earnings attributable to noncontrolling interests were previously presented within Selling and administrative expenses and have been revised to be presented separately as Net earnings attributable to noncontrolling interests. Net earnings attributable to noncontrolling interests were $7, $10 and $13 in fiscal 2014, 2013 and 2012, respectively, and are included in selling and administrative expenses in the table. Noncontrolling interests were previously presented in Other long-term liabilities in Consolidated Balance Sheets and have been revised as a component of Stockholders' deficit. Noncontrolling interests were $8, $10 and $9 in fiscal 2014, 2013 and 2012, respectively. These revisions are only reflected in the 28 week periods ended September 6, 2014 and September 7, 2013, except for equity attributable to noncontrolling interests which revision is only reflected in the 28 week period ended September 6, 2014.

(2)
Pre-tax items recorded in the 28 week period ended September 6, 2014 included $1 of severance costs and $1 of information technology intrusion costs, net of insurance recoverable. Pre-tax items recorded in the 28 week period ended September 7, 2013 included $39 of severance costs and accelerated stock-based compensation charges, $14 of asset impairment and other charges, $5 of contract breakage and other costs and a $5 legal settlement charge, offset in part by a $14 gain on sale of property. Pre-tax items recorded in fiscal 2014 included $46 of severance costs and accelerated stock-based compensation charges, $16 of non-cash asset impairment and other charges, $6 of contract breakage and other costs, a $5 legal settlement charge and a $3 multi-employer pension withdrawal charge, offset in part by a $15 gain on sale of property. Pre-tax items recorded in fiscal 2013 included $227 of non-cash asset impairment and other charges, $36 of severance costs and a multiemployer pension withdrawal charge and $22 of store closure impairment charges and costs, offset in part by $10 in a cash settlement received from credit card companies. Pre-tax items recorded in fiscal 2012 included severance costs of $15.

(3)
Pre-tax items recorded in fiscal 2013 included $6 of non-cash intangible asset impairment charges. Pre-tax items recorded in fiscal 2012 included $92 of non-cash goodwill impairment charges.

(4)
Pre-tax items recorded in the 28 week period ended September 6, 2014 included $2 of non-cash unamortized financing cost charges. Pre-tax items recorded in the 28 week period ended September 7, 2013 included $98 of unamortized financing cost charges and original issue discount acceleration and $71 of debt refinancing costs related to refinancing activities in conjunction with the sale of NAI and subsequent refinancing activities. Pre-tax items recorded in fiscal 2014 included $99 of non-cash unamortized financing cost charges and original issue discount acceleration and $75 of debt refinancing costs. Fiscal 2013 included $22 of pre-tax non-cash unamortized financing charges.

(5)
Working capital of continuing operations is calculated using the first-in, first-out method, after adding back the last-in, first-out method ("LIFO") reserve. The LIFO reserve for each year is as follows: $202 for fiscal 2014, $211 for fiscal 2013 and $207 for fiscal 2012. The LIFO reserve for each 28 week period is as follows: $206 for the 28 week period ended September 6, 2014 and $210 for the 28 week period ended September 7, 2013.

(6)
Total assets of continuing operations is calculated as Total assets of the Company excluding both Current assets of discontinued operations and Long-term assets of discontinued operations.

(7)
Capital expenditures include cash payments for purchases of property, plant and equipment and non-cash capital lease additions and exclude business acquisitions.

Supplemental Information

          Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles ("GAAP"). The measures and items identified below are provided as a supplement to our consolidated financial statements and should not be considered superior to, a substitute for or an alternative to any financial measure prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures reflected below exclude certain items that are occasionally recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. We believe the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. We utilize certain non-GAAP measures to analyze underlying core business trends to understand operating performance. We use Adjusted EBITDA to facilitate operating performance comparisons of our businesses on a consistent basis. Adjusted EBITDA provides additional understanding of other factors and trends affecting our business which are used in the business planning process to understand expected performance, to evaluate results against those expectations, and as one of the compensation performance measures under certain compensation programs and plans. The items below should only be considered as an additional supplement to our financial results reported in accordance with GAAP and should be reviewed in conjunction with our financial results reported in accordance with GAAP, as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 6, 2014 and our Annual Report on Form 10-K for the fiscal year ended February 22, 2014, each of which is incorporated by reference in this prospectus supplement.

	Year-to-Date Ended		52 Weeks Ended	Fiscal Year Ended
	September 6, 2014 (28 weeks)	September 7, 2013 (28 weeks)	September 6, 2014 (52 weeks)	February 22, 2014 (52 weeks)	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)
	(in millions, except ratios)
	(unaudited)
Reconciliation of Net earnings (Loss) From Continuing Operations to Adjusted EBITDA:
Net earnings (loss) from continuing operations	$79	$(62)	$154	$6	$(263)	$(110)
Adjustments:
Less Net earnings attributable to noncontrolling interests(1)	(4)	(4)	(7)
Income tax provision (benefit)	42	(40)	87	5	(163)	(41)
Interest expense, net	110	300	217	407	269	247
Depreciation and amortization	154	168	288	302	365	355
LIFO (credit) charge	4	(1)	(4)	(9)	4	16
Unusual employee-related costs and pension related items	1	39	11	49	36	15
Asset impairment and other charges, net of gains	—	—	1	1	249	—
Goodwill and intangible asset impairment charges	—	—	—	—	6	92
Legal settlement charges (gains)	—	5	—	5	(10)	—
Contract breakage costs and certain other charges	—	5	1	6	—	—
Information technology intrusion costs, net of insurance recoverable	1	—	1	—	—	—

Adjusted EBITDA	$387	$410	$749	$772	$493	$574
Other Non-GAAP Financial Data:(2)
Ratio of secured net debt to Adjusted EBITDA(3)			2.2x
Ratio of total net debt to Adjusted EBITDA(4)			3.5x
Ratio of Adjusted EBITDA to cash interest(5)			4.0x

(1)
In the first quarter of fiscal 2015, we revised the presentation of noncontrolling interests. Net earnings attributable to noncontrolling interests were previously presented within Selling and administrative expenses and have been revised to be presented separately as Net earnings attributable to noncontrolling interests. Net earnings attributable to noncontrolling interests were $7, $10 and $13 in fiscal 2014, 2013 and 2012, respectively. In addition, we revised our definition of Adjusted EBITDA in the first quarter of fiscal 2015 to include net earnings attributable to noncontrolling interests and, therefore, previously reported Adjusted EBITDA measures remained unchanged after revisions to certain condensed consolidated financial statement line items were made. This revision is only reflected in the 28 week periods ended September 6, 2014 and September 7, 2013 and for the 52 week period ended September 6, 2014.

(2)
A comparable GAAP financial measure to ratio of secured net debt to Adjusted EBITDA is ratio of secured net debt to operating earnings, which was 3.6x for the 52 week period ended September 6, 2014. A comparable GAAP financial measure to ratio of total net debt to Adjusted EBITDA is ratio of total net debt to operating earnings, which was 5.9x for the 52 week period ended September 6, 2014. A comparable GAAP financial measure to ratio of Adjusted EBITDA to cash interest is ratio of operating earnings to cash interest, which was 2.4x for the 52 week period ended September 6, 2014.

(3)
Secured net debt is comprised of secured borrowings under our senior secured credit facilities and capital leases, less cash and cash equivalents.

(4)
Total net debt is comprised of total debt and capital lease obligations, less cash and cash equivalents.

(5)
Cash interest for the 52 week period ended September 6, 2014 excludes $4 in pre-tax debt financing costs related to the term loan repricing in the fourth quarter of fiscal 2014.

RISK FACTORS

          An investment in the notes involves risks. Before deciding whether to purchase the notes, you should carefully consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page iii of this prospectus supplement, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

          Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Our substantial indebtedness and below investment grade credit rating may adversely affect our financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

          We have, and after the offering will continue to have, a substantial amount of debt. In addition, our debt does not have an investment-grade rating. As of September 6, 2014, we had total outstanding indebtedness of approximately $2.76 billion, including capital lease obligations and excluding net discount on debt, $1.73 billion of which is secured by substantially all of our real estate, equipment and certain other assets, $85 million face amount of letters of credit outstanding, and approximately $887 million of unused available credit under our Amended ABL Facility.

          Our indebtedness and/or credit rating may:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including our senior secured credit facilities, are at variable rates of interest;

  •
  limit our ability to obtain, or increase the cost at which we are able to obtain, additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and changes in the industries we serve and the industry in which we operate; and

  •
  place us at a competitive disadvantage relative to our competitors that have lower debt service obligations and consequently, greater operating and financial flexibility.

          In addition, our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness, including the notes, will depend upon our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. As a result, our substantial indebtedness and below investment grade credit rating may increase our borrowing costs, decrease our business flexibility and adversely affect our financial condition and results of operations. Furthermore, turmoil in the financial markets, including the bankruptcy or restructuring of certain financial institutions, may adversely impact the availability and cost of credit in the future. There can be no assurances that government responses to disruption in the financial markets will stabilize the markets or increase liquidity and the availability of credit.

Restrictive covenants in the agreements governing our debt may limit our operating and financial flexibility.

          Our senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial covenants on us and certain subsidiaries, including restrictions on our ability to:

  •
  incur additional debt and provide guarantees;

  •
  engage in certain transactions with affiliates;

  •
  create or permit certain liens;

  •
  engage in sale and leaseback transactions;

  •
  make certain asset sales;

  •
  make certain investments;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions; and

  •
  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

          Complying with these covenants, as well as those that may be contained in any agreements governing our future indebtedness, may impair our ability to finance our operations or capital needs or to take advantage of other favorable business opportunities. They may also limit our ability to pay interest or principal on the notes. Our ability to comply with these restrictive covenants will depend on our future performance, which may be affected by events beyond our control. If we are unable to comply with these covenants and are unable to obtain waivers from our lenders or noteholders, we would be unable to make additional borrowings under our senior secured credit facilities, and our indebtedness under these facilities or other agreements governing our indebtedness would be in default and may be accelerated by our lenders or noteholders and may cause a cross-default under our other indebtedness, including the notes. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. In addition, if we incur additional indebtedness in the future, we may be subject to additional covenants, which may be more restrictive than those that we are subject to now.

          In addition, the indenture governing the notes and certain of our other existing indebtedness, such as our 6.750% Senior Notes due 2021 (the "2021 Notes") and the 2016 Notes, include restrictions on our ability to incur secured indebtedness, and engage in sale and leaseback transactions. Further, any Subsidiary of ours that subsequently guarantees, or becomes a co-obligor on, any of our Debt Securities or the Debt Securities as defined in "Description of Notes — Certain Definitions" of any other of our Subsidiaries, or issues any Debt Securities will also fully and unconditionally guarantee the notes. See "Description of the Notes — Guarantees."

The indenture governing the notes does not restrict our or our subsidiaries' ability to incur future unsecured indebtedness or complete other transactions.

          The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness or transactions with affiliates, the repurchase of securities by us or any of our subsidiaries or the issuance of securities by us or our subsidiaries. We and our subsidiaries therefore may, subject to the restrictions contained in our senior secured credit facilities and the other agreements governing our and our subsidiaries' indebtedness, incur additional unsecured and secured debt (subject to certain limitations as to collateral), and such secured debt would be effectively senior to the notes to the extent of the value of the assets securing such debt or indebtedness at the subsidiary level. We have capacity under our senior secured credit facilities to incur additional secured indebtedness, subject to certain limitations in those facilities, all of which would effectively rank senior to the notes. To the extent that additional indebtedness ranks in right of payment ahead of the notes, in the event of a liquidation or insolvency or acceleration of our indebtedness, we may not be able to repay the notes after repayment of such indebtedness.

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

          The notes are obligations of SUPERVALU INC. The notes will not be guaranteed by any of our subsidiaries on the issue date and our subsidiaries will not be required to guarantee the notes in the future, except in very limited circumstances. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. As of September 6, 2014, our subsidiaries had no indebtedness, excluding capital lease obligations, and guaranteed $1.47 billion of our outstanding secured indebtedness. In addition, we may conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries' liabilities could increase. Our cash flow and our ability to service our debt, including the notes, therefore, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

          Our subsidiaries are separate and distinct legal entities. In the absence of a subsidiary guarantee, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

          Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. The notes do not restrict us or our subsidiaries from incurring additional liabilities, except in the limited circumstances described under "Description of the Notes."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

          Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

          We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the notes.

          Upon the occurrence of certain specific kinds of Change of Control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the Change of Control to make the required repurchase of notes or any other outstanding debt securities that we would be required to repurchase, or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events that would increase the level of our indebtedness would not constitute a "Change of Control" under the notes. See "Description of the Notes — Repurchase at Holders' Option upon a Change of Control."

          The agreements governing our senior secured credit facilities contain provisions that provide that a change in control constitutes an event of default and future credit agreements may also prohibit the redemption or repurchase of the notes. If a Change of Control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent or successfully refinance the debt, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

A decline in our credit ratings or changes in the financial and credit markets may adversely affect the market price of the notes.

          The future market price of the notes will be affected by a number of factors, including:

  •
  our ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by companies similar to us; and

  •
  the overall condition of the financial and credit markets.

          The financial and credit markets are subject to volatility and disruption. Additionally, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Volatility or disruption in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the price of the notes.

          Additionally, the credit ratings assigned to us and the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Credit rating agencies continually revise their ratings for companies that they follow, including us. There can be no assurance that the credit ratings on us or the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency's judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop or continue.

          The notes are new securities for which there is currently no public market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. We cannot assure you that an active or liquid market for the notes will develop or, if developed, that it will continue. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of the notes;

  •
  our ratings published by major credit rating agencies;

  •
  our financial performance or the perception thereof;

  •
  the market for similar securities;

  •
  the price, and volatility in the price, of our shares of common stock;

  •
  general market conditions;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

          Although the notes will be registered under the Securities Act, the notes will not be listed on any securities exchange.

USE OF PROCEEDS

          We intend to use the net proceeds from this offering, together with borrowings under the Amended ABL Facility, to fund the redemption of $350 million aggregate principal amount of our 2016 Notes and to pay accrued and unpaid interest on the redeemed 2016 Notes, the applicable redemption premium and the estimated transaction fees and expenses. Net proceeds of the notes in the table below does not reflect the underwriting discount and assumes the sale of the aggregate face value of the notes. Concurrently with the closing of this offering, we expect to deliver to the trustee of the 2016 Notes an irrevocable notice of redemption for $350 million aggregate principal amount of 2016 Notes. We expect to complete this redemption 30 days after the closing of this offering. For purposes of calculating the make-whole premium applicable to the 2016 Notes, we have assumed a redemption date of December 17, 2014, for the 2016 Notes. The actual redemption date may differ.

Source of Funds	Amount	Use of Proceeds	Amount
	(in millions)		(in millions)
Net proceeds of notes offered hereby	$350	Redeem 8.000% Senior Notes due 2016	$350
Draw on Amended ABL Facility	43	Accrued interest to the estimated date of redemption	4
		Estimated make-whole premium	35
		Estimated fees and expenses	4

Total sources of funds	$393	Total uses of proceeds	$393

          Certain of the underwriters or their affiliates hold a portion of our 2016 Notes, and as a result, may receive a portion of the net proceeds of this offering. See "Underwriting."

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of September 6, 2014, and as adjusted to give effect to the issuance of the notes, the use of the proceeds therefrom and $43 million of borrowings under the Amended ABL Facility, as described under "Use of Proceeds." Net proceeds of the notes in the table below does not reflect the underwriting discount and assumes the sale of the aggregate face value of the notes. For purposes of calculating the make-whole premium, we have assumed a redemption date of December 17, 2014 for the 2016 Notes. The actual redemption date may differ. You should read the following table in conjunction with the section titled "Summary Historical Consolidated Financial Data" in this prospectus supplement as well as our consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement.

	As of September 6, 2014
	Actual	As Adjusted
	(unaudited) (in millions)
Cash and cash equivalents	$88	$88

Debt and capital lease obligations:
Senior Secured Credit Facilities:
Amended ABL Facility	—	43
Amended Term Loan Facility	1,472	1,472
8.000% Senior Notes due 2016	628	278
6.750% Senior Notes due 2021	400	400
7.750% Senior Notes due 2022 offered hereby	—	350
Capital lease obligations	254	254
Other debt	5	5

Total debt and capital lease obligations*	2,759	2,802

Total SUPERVALU INC. stockholders' deficit	(643)	(643)

Total capitalization	$2,116	$2,159

*
Excludes $13 net discount on debt.

 RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated. Information presented is in millions, except ratios.

	Year-to-Date Ended	Fiscal Year Ended
	September 6, 2014 (28 weeks)	February 22, 2014 (52 weeks)	February 23, 2013(1) (52 weeks)	February 25, 2012(2) (52 weeks)	February 26, 2011(3) (52 weeks)	February 27, 2010 (52 weeks)
Excess (deficiency) of earnings to fixed charges	$117	$11	$(429)	$(157)	$(268)	$62
Ratio of earnings to fixed charges	1.90	1.02	N/A	N/A	N/A	1.23

N/A represents a ratio of less than one.

(1)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2013 due to $227 of non-cash asset impairment and other charges before tax, administrative expenses related to divested NAI operations, $36 of severance costs before tax, $22 of store closure charges and costs before tax, $22 of non-cash unamortized financing costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax.

(2)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2012 due to administrative expenses related to divested NAI operations, $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax.

(3)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2011 due to administrative expenses related to divested NAI operations, $110 of non-cash goodwill impairment charges before tax, $49 of store closure charges and retail market exit charges and costs before tax and $38 of charges for severance, labor buyout and other costs before tax.

          For purposes of computing these ratios, "earnings" represent Earnings (loss) from continuing operations before income taxes, adjusted for earnings attributable to noncontrolling interests, Net overdistributed earnings of less than fifty percent owned entities, fixed charges and estimated amortization of capitalized interest. "Fixed charges" represent interest expense, capitalized interest and estimated interest on operating leases.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

          Our senior secured credit facilities consist of the Amended ABL Facility and an amended term loan facility (the "Amended Term Loan Facility").

          The Amended ABL Facility provides us and certain of our direct and indirect operating subsidiaries with the ability to borrow up to an aggregate principal amount of $1 billion. Borrowings under the Amended ABL Facility bear interest at the rate of LIBOR plus 1.50% to 2.00% and prime plus 0.50% to 1.00%, depending on utilization. Unused commitment fees under the Amended ABL Facility range from 0.25% to 0.375%, also depending on utilization. As of September 6, 2014, there were no borrowings outstanding under the Amended ABL Facility. As of the same date, letters of credit outstanding under the Amended ABL Facility were $85 million with fees of 1.625%, and the unused available credit under the Amended ABL Facility was $887 million with facility fees of 0.375%. The maturity date of the Amended ABL Facility is September 30, 2019. The Amended ABL Facility has a springing maturity provision that would accelerate the maturity of the facility to 90 days prior to the scheduled maturity date of the Amended Term Loan Facility if there are any obligations outstanding under the Amended Term Loan Facility as of that date.

          Certain of our material subsidiaries are co-borrowers with us under the Amended ABL Facility, and the Amended ABL Facility is guaranteed by the rest of our material subsidiaries (we and our subsidiaries named as borrowers and guarantors under the Amended ABL Facility, the "ABL Loan Parties"). To secure their obligations under the Amended ABL Facility, the ABL Loan Parties have granted a perfected first-priority security interest for the benefit of the Amended ABL Facility lenders in its present and future inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets. In addition, the obligations under the Amended ABL Facility are secured by second-priority liens on and security interests in the collateral securing the Amended Term Loan Facility, subject to certain limitations to ensure compliance with our outstanding debt instruments and leases. The Amended ABL Facility requires that a reserve be placed against availability under the Amended ABL Facility in the amount of any outstanding Material Indebtedness (as defined in the Amended ABL Facility) that is due within 30 days of the date the reserve is established.

          The revolving loans under the Amended ABL Facility may be voluntarily prepaid in certain minimum principal amounts, in whole or in part, without premium or penalty, subject to breakage or similar costs. We and our subsidiaries named as borrowers under the Amended ABL Facility are required to repay the revolving loans in cash and provide cash collateral under the Amended ABL Facility to the extent that the revolving loans and letters of credit exceed the lesser of the borrowing base then in effect or the aggregate amount of the Amended ABL Facility lenders' commitments under the Amended ABL Facility.

          Loans under the Amended Term Loan Facility bear interest at LIBOR plus 3.50% with a LIBOR floor of 1.00%. As of September 6, 2014, there were $1,472 million of outstanding borrowings under the Amended Term Loan Facility. The Amended Term Loan Facility provides that we may incur additional term loans in an aggregate principal amount of up to $500 million, subject to identifying term loan lenders or other institutional lenders willing to provide the additional loans and the satisfaction of certain terms and conditions.

          The Amended Term Loan Facility is also guaranteed by our material subsidiaries (together with us, the "Term Loan Parties"). To secure their obligations under the Amended Term Loan Facility, we granted a perfected first-priority security interest for the benefit of the Amended Term Loan Facility lenders in the Term Loan Parties' equity interest in Moran Foods, LLC, the parent entity of the Company's Save-A-Lot business, and the Term Loan Parties granted a perfected first-priority security interest for the benefit of the Amended Term Loan Facility lenders in substantially all of the Term Loan Parties' intellectual property and a first-priority mortgage lien and security interest in certain owned or ground leased real estate and certain additional equipment. As of September 6, 2014, there was $753 million of owned or ground-leased real estate and associated equipment pledged as collateral, classified as Property, plant and equipment, net in the Condensed Consolidated Balance Sheets. In addition, the obligations of the Term Loan Parties under the Amended Term Loan Facility are secured by second-priority security interests in the collateral securing the Amended ABL Facility.

          The loans under the Amended Term Loan Facility may be voluntarily prepaid in certain minimum principal amounts, subject to the payment of breakage or similar costs. Pursuant to the Amended Term Loan Facility, we must, subject to certain customary reinvestment rights, apply 100% of Net Cash Proceeds (as defined in the Amended Term Loan Facility) from certain types of asset sales (excluding proceeds of the collateral security of the Amended ABL Facility and other secured indebtedness) to prepay the loans outstanding under the Amended Term Loan Facility. Also, we must prepay loans outstanding under the Amended Term Loan Facility no later than 90 days after the fiscal year end in an aggregate principal amount equal to a percentage (which percentage ranges from 0% to 50% depending on our Total Secured Leverage Ratio (as defined in the Amended Term Loan Facility) as of the last day of such fiscal year) of Excess Cash Flow (as defined in the Amended Term Loan Facility) for the fiscal year then ended minus any voluntary prepayments made during such fiscal year with Internally Generated Cash (as defined in the Amended Term Loan Facility).

          The Amended ABL Facility and the Amended Term Loan Facility contain restrictive covenants, including limitations on indebtedness, liens, asset sales, mergers and fundamental changes, restricted payments and prepayments of other indebtedness, and cross-default provisions which generally provide, subject to our right to cure, for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain other debt agreements.

Unsecured Senior Notes

          We have $628 million of 2016 Notes and $400 million of 2021 Notes outstanding (collectively, the "Outstanding Notes") that were issued under the indenture governing the notes. The indenture contains certain covenants including, but not limited to, restrictions on our ability and that of our domestic subsidiaries to enter into certain liens and sale and lease-back transactions. In addition, the Outstanding Notes provide that we may not permit any of our Subsidiaries (as defined in the indenture) to guarantee, or become a co-obligor on, any of our Debt Securities or the Debt Securities of any other of our Subsidiaries, or issue any Debt Securities, unless such Subsidiaries also fully and unconditionally guarantee the Outstanding Notes on a senior basis, provided that a Subsidiary shall not be required to guarantee the Outstanding Notes with respect to Debt (as defined in the indenture) existing on the issue date of the Outstanding Notes, so long as (1) existing Debt is not subsequently guaranteed by such Subsidiary, (2) such existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the issue date of the Outstanding Notes, including Guarantees (as defined in the indenture) of such Debt, or (3) such Subsidiary does not subsequently become a co-obligor on the existing Debt. For a more detailed description of these covenants, see "Description of Debt Securities — Certain Covenants" in the accompanying prospectus.

DESCRIPTION OF THE NOTES

          We will issue the notes under an indenture dated as of July 1, 1987, as supplemented (the "Indenture"), between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee. The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Debt Securities under "Description of Debt Securities" in the accompanying prospectus. The terms of the notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the notes, which we urge you to read because they define your rights as a noteholder. Copies of the Indenture and the form of note are available from us upon request. See "Incorporation of Certain Documents by Reference."

          Capitalized terms used in this "Description of the Notes" section that are not defined in this prospectus have the meanings given to them in the Indenture or the notes. We have provided the definitions of some terms used in this summary under "— Certain Definitions." As used in this "Description of the Notes" section, the words "we," "us," "our" or the "Company" refer only to SUPERVALU INC. and do not include any of our current or future Subsidiaries.

General

          The notes will initially be issued in an aggregate principal amount of $350 million. The Indenture does not limit the aggregate principal amount of debt securities that we may issue and we may, without the consent of the existing Holders, issue additional notes (the "Additional Notes") having the same ranking and the same interest rate, maturity and other terms as the notes. Any Additional Notes having such similar terms, together with the notes, will constitute a single series of notes under the Indenture.

          The notes will mature on November 15, 2022 unless earlier redeemed or repurchased. The notes will be issued in book-entry form. The notes will be represented by global notes and will be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited with DTC. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. See "— Form, Denomination and Registration" and "— Global Notes and Book Entry System".

          In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities — Defeasance Provisions — Defeasance and Discharge" in the accompanying prospectus.

Ranking

          The notes will be our general unsecured obligations. The notes will rank:

  •
  equal in right of payment to all of our other existing and future senior unsecured indebtedness;

  •
  senior in right of payment to all of our future subordinated indebtedness, if any; and

  •
  effectively subordinated in right of payment to all of our Subsidiaries' obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to all of our secured obligations, to the extent of the value of assets securing such obligations, including all of the secured indebtedness that may be incurred under our senior secured credit facilities.

          As of September 6, 2014, we had approximately $1.73 billion of secured indebtedness outstanding, $1.47 billion of which was guaranteed by our subsidiaries, and no subordinated indebtedness; and we and our Subsidiaries had approximately $1.03 billion of unsecured senior indebtedness outstanding, none of which was indebtedness of our Subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and capitalized leases of $254 million).

          Unless otherwise described below under "— Repurchase at Holders' Option upon a Change of Control," and in the accompanying prospectus under "Description of Debt Securities — Certain Covenants — Restrictions on Liens" and "Description of Debt Securities — Consolidation, Merger and Sale of Assets," the Indenture does not contain any provisions that would limit our ability or the ability of our Subsidiaries to incur indebtedness or that would afford Holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our or our Subsidiaries' indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

          Each note will bear interest at the rate of 7.750% per year from the issue date or from the most recent date on which interest has been paid or provided for.

          Interest is payable semi-annually in arrears on November 15 and May 15 of each year (each, an interest payment date), commencing on May 15, 2015, to holders of record on November 1 and May 1, as the case may be (each, a record date), immediately preceding such interest payment date. The amount of interest payable will be computed on the basis of a 360 day year consisting of twelve 30 day months. If any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any delay).

Methods of Receiving Payments on the Notes

          If a Holder has given wire transfer instructions to us for an account maintained by the Holder with a bank located in the United States, we will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Security Registrar within the City and State of New York, unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Security Registrar for the Notes

          The trustee will initially act as Paying Agent and Security Registrar. We may change the Paying Agent or Security Registrar without prior notice to the Holders, and we or any of our Subsidiaries may act as Paying Agent or Security Registrar.

Transfer and Exchange

          A Holder may transfer or exchange notes in accordance with the Indenture. The Security Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note or any portion of a note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

          The Holder of a note will be treated as the owner of the note for all purposes.

Optional Redemption

          At any time prior to November 15, 2018, we may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

          On or after November 15, 2018, we may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive accrued and unpaid interest on the relevant interest payment date:

Year	Percentage
2018	103.875%
2019	101.938%
2020 and thereafter	100.000%

          If less than all of the notes are to be redeemed at any time, the notes will be redeemed in accordance with the procedures of the relevant depositary or, in the case of certificated notes, on a pro rata basis; provided, however, that if the notes are listed on a national securities exchange, they will be redeemed in compliance with the requirements of such principal national securities exchange.

          In addition, at any time prior to November 15, 2017, we may on any one or more occasions, upon not less than 30 nor more than 60 days' notice, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture (including any Additional Notes) at a redemption price equal to 107.750% of the principal amount thereof of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive accrued and unpaid interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by us or our Affiliates); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such Equity Offering.

          No notes of $2,000 or less will be redeemed in part. Notices of redemption will be sent by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Notices of redemption may not be conditional.

          If less than all of the notes are to be redeemed at our option, we will notify the trustee at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The notes will be redeemed in accordance with the procedures of the relevant depositary or, in the case of certificated notes, on a pro rata basis. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note.

          Notes called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption even if Holders do not collect their money.

Mandatory Redemption and Sinking Fund

          We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at Holders' Option upon a Change of Control

          If a Change of Control shall occur at any time, then we will be required to make an offer to each Holder to purchase such Holder's notes in whole or in part (equal to $2,000, or an integral multiple of $1,000 in excess thereof), at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of purchase (the "Change of Control Purchase Date") (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer mechanics described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the notes; provided, however, that we shall not be obliged to repurchase notes as described under this heading in the event and to the extent that we have unconditionally exercised our right to redeem all of the notes pursuant to the provisions described under "— Optional Redemption."

          Within 30 days of any Change of Control, we shall notify the trustee thereof and give written notice of such Change of Control to each Holder by sending notice to the depositary (in the case of global notes) or, in the case of certificated notes, by sending notice by first-class mail, postage prepaid, at such Holder's address appearing in the security register, stating (in either case), among other things:

  •
  that a Change of Control has occurred and the date of such event;

  •
  the circumstances and relevant facts regarding such Change of Control;

  •
  the Change of Control Purchase Price and the Change of Control Purchase Date which shall be fixed by us on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any other applicable securities laws and regulations;

  •
  that any note not tendered will continue to accrue interest and, unless we default in payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such compliance.

          Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute an event of default under our senior secured credit facilities. In addition, certain events that may constitute a change of control under our senior secured credit facilities may not constitute a Change of Control under the notes.

          Our future Debt and the Debt of our Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to make an offer to repurchase the notes could cause a default under such Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture or the notes are applicable. Except as described above with respect to a Change of Control, the Indenture and the notes do not contain provisions that permit the Holders to require that we repurchase or redeem the notes or to make an offer to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The existence of a Holder's right to require us to make an offer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire us or our Subsidiaries in a transaction that would constitute a Change of Control.

          We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and the notes applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

          The trustee will promptly authenticate and deliver a new note or notes equal in principal amount to any unpurchased portion of original notes surrendered, if any, to the Holder in global form or to each Holder of certificated notes; provided that each such new note will be in a principal amount of $2,000, or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

          The definition of "Change of Control" includes a disposition of "all or substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether we must make an offer to repurchase the notes as described above.

          We will comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make an offer pursuant to this covenant), we will comply with the securities laws and regulations and will not be deemed to have breached our obligations described in this covenant by virtue thereof.

Guarantees

          The notes will not be guaranteed by any of our Subsidiaries on the date of original issuance. We may not permit any of our Subsidiaries to guarantee, or become a co-obligor on, any of our Debt Securities or the Debt Securities of any other of our Subsidiaries, or issue any Debt Securities, unless such Subsidiaries also fully and unconditionally guarantee the notes on a senior basis; provided, that a Subsidiary shall not be required to guarantee the notes with respect to Debt existing on the Issue Date, so long as (1) the existing Debt is not subsequently guaranteed by such Subsidiary, (2) the existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the Issue Date, including Guarantees of such Debt, or (3) such Subsidiary does not subsequently become a co-obligor on the existing Debt. Each Subsidiary delivering a Guarantee of the notes is referred to as a "Subsidiary Guarantor."

          The obligations of the Subsidiary Guarantors under their Notes Guarantees may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

          A Subsidiary Guarantor's Notes Guarantee will be automatically and unconditionally released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the Capital Stock (or the shares of any holding company of such Subsidiary Guarantor (other than us)) of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) us or a Subsidiary, if the liability with respect to any Debt Securities in connection with which the Notes Guarantee was executed, or would have been executed pursuant to this covenant had a Notes Guarantee not been executed previously, is also released;

  (2)
  upon defeasance and discharge of the notes as provided in the accompanying prospectus under "Description of Debt Securities — Defeasance Provisions — Defeasance and Discharge;"

  (3)
  so long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to all such Debt Securities in connection with which such Notes Guarantee was executed, or would have been executed pursuant to the second preceding paragraph if such Subsidiary Guarantor had not already executed a Notes Guarantee; or

  (4)
  upon the full and final payment and performance of all of our obligations under the notes.

Events of Default

          "Event of Default" under the Indenture will mean, with respect to the notes, any of the following:

  (1)
  default in the payment of principal or premium, if any, on the notes when due;

  (2)
  default in the payment of any interest on the notes when due, continued for 30 days;

  (3)
  there shall be a default in the performance or breach of the provisions described in "— Consolidation, Merger and Sale of Assets," or "— Repurchase at Holders' Option upon a Change of Control;"

  (4)
  default in the performance, or breach, of any of our other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than the notes), continued for 60 days after written notice to us by the trustee or the Holders of at least 10% in principal amount of the notes;

  (5)
  there shall be a default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any Debt by us or any Domestic Subsidiary whether such Debt now exists, or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to make any payment when due at the final maturity of such Debt (a "Payment Default"); or

  (b)
  results in the acceleration of such Debt prior to its express maturity, and, in each case, the amount of any such Debt, together with the amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

  (6)
  failure by us or any of our Domestic Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Notes Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Notes Guarantee; and

  (8)
  certain events in bankruptcy, insolvency or reorganization pertaining to us and our Significant Subsidiaries.

          If an Event of Default described in clauses (1) through (7) of the prior paragraph with respect to the notes occurs and is continuing, either the trustee or the Holders of at least 25% in principal amount of the notes, by notice to us, may declare the principal of all of the notes to be due and payable immediately and upon such declaration the principal amount will become immediately due and payable. If an Event of Default described in clause (8) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest to the date the notes become due and payable, without any declaration or other act on the part of the trustee or any Holder. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on the acceleration has been obtained, the Holders of a majority in principal amount of the notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "— Modification and Waiver."

          The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless those Holders offer to the trustee reasonable indemnity. Subject to the provisions for indemnification of the trustee, the Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

          No Holder will have any right to institute any proceeding related to the Indenture or for any remedy thereunder unless:

  •
  the Holder previously has given written notice to the trustee of a continuing Event of Default with respect to the notes;

  •
  the Holders of at least 25% in aggregate principal amount of the notes have made written request to the trustee to institute the proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with the request;

  •
  in the 60 day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate the proceeding; and

  •
  during the 60 day period, the trustee has not received from the Holders of a majority of the aggregate principal amount of the notes a direction inconsistent with that request.

          Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the Holder of any note will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on the notes and to institute suit for enforcement of any payment, and that right will not be impaired without the consent of that Holder.

          We will be required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the Indenture.

Modification and Waiver

          We and the trustee may modify and amend the Indenture with respect to the notes with the consent of the Holders of a majority in principal amount of the notes. However, without the consent of each affected Holder, no modification or amendment may:

  •
  change the Stated Maturity of the principal, or any installment of principal or interest, on the notes or alter the provisions with respect to the redemption of the notes;

  •
  reduce the principal, premium, if any, or any interest rate on the notes;

  •
  change our obligations to maintain an office or agency in the places and for the purposes specified in the Indenture or the currency of payment of principal or interest on the notes;

  •
  impair the right to institute suit to enforce any payment after the Stated Maturity or redemption date;

  •
  reduce the percentage of the principal amount of notes required to approve any modification or amendment of the Indenture;

  •
  reduce the percentage of the principal amount of notes required to approve any waiver of compliance with provisions of the Indenture or the notes or waiver of defaults;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

  •
  amend, change or modify our obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption "— Repurchase at Holders' Option upon a Change of Control," including, in each case, amending, changing or modifying any definition relating thereto;

  •
  except as otherwise permitted under the covenant described under the caption "Description of Debt Securities — Merger, Consolidation and Sale of Assets" in the accompanying prospectus, consent to the assignment or transfer by us of any of our rights or obligations under the Indenture; or

  •
  modify certain provisions of the Indenture.

          We and the trustee may, without the consent of any Holders, modify the Indenture with respect to the notes to, among other things:

  •
  evidence the succession of another Person as obligor under the Indenture and the notes;

  •
  add to our covenants under the Indenture or add additional Events of Default;

  •
  change or eliminate any provision of the Indenture, provided that the change or elimination becomes effective only when there is no outstanding note which is entitled to the benefit of that provision;

  •
  secure the notes pursuant to the requirement described under "Description of Debt Securities — Certain Covenants — Restrictions on Liens" in the accompanying prospectus;

  •
  establish the form or terms of a series of debt securities;

  •
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

  •
  cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the Indenture, provided that action does not adversely affect the interests of Holders of the notes in any material respect.

          The Holders of a majority in principal amount of the notes may, on behalf of the Holders of all notes, waive, insofar as that series is concerned, our compliance with specified restrictive covenants in the Indenture, including those described under "Description of Debt Securities — Certain Covenants" in the accompanying prospectus.

          The Holders of a majority in principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture with respect to the notes. However, they may not waive a default in the payment of principal, premium, if any, or interest on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding note.

Trustee

          The trustee under the Indenture is Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates. Deutsche Bank Trust Company Americas also serves as trustee under the Indenture, which governs the 2016 Notes and the 2021 Notes, and we intend to redeem a portion of the 2016 Notes with the net proceeds from this offering.

Form, Denomination and Registration

          The notes will be issued in fully registered form, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities, which we refer to as global notes. The global notes will be deposited with, or on behalf of, DTC or its nominee. Except as set forth in "— Global Notes and

Book Entry System" immediately below, the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Global Notes and Book Entry System

          The notes initially will be represented by one or more notes in registered, global form without interest coupons, which we refer to as the global notes. The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC).

          Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "— Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

          The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

          DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

          DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

          Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

          Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee, nor any agent of the Company or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

          DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

          Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

          DTC has advised the Company that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

          A global note is exchangeable for certificated notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company fails to appoint a successor depositary;

  (2)
  the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

          In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

          The Company will make payments in respect of the notes represented by the global notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

          Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

          Set forth below are certain defined terms that will be used in the Indenture or notes. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1)     1.0% of the principal amount of the note; or

          (2)     the excess of:

    (a)
    the present value at such redemption date of (i) the redemption price of the note at November 15, 2018 (such redemption price being set forth in the table appearing above under the caption "— Optional Redemption") plus (ii) all required interest payments due on the note through November 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

    (b)
    the principal amount of the note.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" each have a corresponding meaning.

          "Board of Directors" means, either our board of directors or our duly authorized executive committee of that board.

          "Business Day" as used in this prospectus, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

          "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) substantially as an entirety, in one or a series of related transactions, of the properties or assets of us and our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the Exchange Act);

  (2)
  the adoption of a plan relating to our liquidation or dissolution;

  (3)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of our Voting Stock;

  (4)
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

  (5)
  we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.

          "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries less the following:

  (1)
  current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

  (2)
  reserves for depreciation and other asset valuation reserves;

  (3)
  intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expenses carried as an asset on the balance sheet; and

  (4)
  appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.

          "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

  (1)
  was a member of the Board of Directors on the Issue Date; or

  (2)
  was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

          "Debt" means all indebtedness for money borrowed.

          "Debt Securities" means any Debt (including any Guarantee) issued in the form of a security in connection with a public offering, in a private placement pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its affiliates and traded or able to be traded on a public or private basis; provided that Debt Securities shall not mean any industrial revenue bonds.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the Holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.

          "Domestic Subsidiary" means any Subsidiary which owns an Operating Property.

          "Equity Offering" means any public or private placement of our Capital Stock (other than Disqualified Stock) (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of ours) to any Person other than any Subsidiary.

          "Funded Debt" means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

          "Government Obligations" means securities of the government which issued the currency in which the notes are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

          "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt of another Person.

          "Issue Date" means the date of original issuance of the notes under the Indenture.

          "Notes Guarantee" means the Guarantee of the notes by a Subsidiary.

          "Operating Property" means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Sale and Lease-back Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by us or such Domestic Subsidiary to that Person.

          "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that 5% will be substituted for 10% in each place that it appears in such definition.

          "Stated Maturity," when used with respect to the notes and any payment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or interest payment is due and payable.

          "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

          "Treasury Rate" means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2018; provided, however, that if the period from the redemption date to November 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by us.

          "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of our Board of Directors or our President or any of our Vice Presidents of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

          "Voting Stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

          The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), all in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the notes.

          This discussion is limited to holders who hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences) or any applicable state, local or foreign tax consequences. In addition, this discussion does not address U.S. federal income tax consequences relevant to a holder's particular circumstances or consequences relevant to holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. holders (defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations; and

  •
  persons deemed to sell the notes under the constructive sale provisions of the Code.

          If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

          THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

          For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes who is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Payments of Stated Interest

          Payments of stated interest on the notes will be taxable to a U.S. holder as ordinary income at the time the stated interest is received or accrued, in accordance with the U.S. holder's method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

          A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note generally equal to the difference, if any, between the amount realized (equal to the cash and the fair market value of any property received in exchange for the note, less amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

          Certain individuals, estates and trusts are required to pay a 3.8% tax on "net investment income" including, among other things, interest and proceeds of sales or other dispositions in respect of securities (such as the notes), subject to certain exceptions. U.S. holders should consult their tax advisors regarding the effect, if any, of this tax on the purchase, ownership and disposition of the notes.

Information Reporting and Backup Withholding

          A U.S. holder generally will be subject to information reporting when the holder receives payments on the notes or receives proceeds from the sale or other disposition of the notes (including a redemption or retirement of the notes). A U.S. holder will be subject to backup withholding with respect to payments of the foregoing amounts if the holder is not otherwise exempt and the holder:

  •
  fails to furnish the holder's taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder is subject to backup withholding; or

  •
  fails to certify, under penalties of perjury, that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain U.S. holders are exempt from backup withholding, including corporations. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

          For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of the notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Payments of Interest

          Subject to the discussion below on backup withholding and FATCA, interest paid on a note to a non-U.S. holder that is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or 30% withholding tax provided that:

  •
  the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the non-U.S. holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

  •
  the non-U.S. holder properly certifies the non-U.S. holder's foreign status on IRS Form W-8BEN or W-8BEN-E, as applicable, or the non-U.S. holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

          If a non-U.S. holder does not satisfy the requirements above, interest paid to the non-U.S. holder that is not effectively connected with a United States trade or business generally will be subject to a 30% U.S. federal withholding tax. However, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding on interest as a result of either (a) an applicable tax treaty or (b) the non-U.S. holder holding the notes in connection with the conduct of a trade or business within the United States and the interest being paid in connection with that trade or business. To claim such a reduction or redemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the non-U.S. holder's country of residence, or (b) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Non-U.S. holders that do not timely provide the applicable withholding agent the required certification, but that qualify for a reduced income treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which the interest is attributable), then the non-U.S. holder generally will be subject to U.S. federal income tax on the interest in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a corporation, the non-U.S. holder may be subject to a branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30% (or a lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

          Subject to the discussion below on backup withholding and FATCA, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, retirement, redemption or other taxable disposition of the notes (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed above in "— Payments of Interest") unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which the gain is attributable); or

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the holder was a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to adjustments. A non-U.S. holder described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on any gain derived from the disposition.

          Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest we make to the non-U.S. holder, provided we (or other applicable withholding agent) do not have actual knowledge or reason to know the holder is a "United States person" within the meaning of the Code, and the holder certifies its non-U.S. status as described above under "— Payments of Interest." However, information returns will be filed with the IRS in connection with any interest paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

          Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition (including a retirement or a redemption) of the notes within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a disposition of the notes outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or the beneficial owner otherwise establishes an exemption.

          Backup withholding is not an additional tax. A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder's U.S. federal income tax liability, if any, or may claim a refund if certain information is timely provided to the IRS.

FATCA

          Legislation commonly referred to as "FATCA" generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied or such entities are otherwise exempt. An intergovernmental agreement between the United States and the non-U.S. entity's jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes and, after December 31, 2016, to payments of gross proceeds of the sale, exchange, redemption, retirement or other disposition of the notes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

          The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$87,500,000
Credit Suisse Securities (USA) LLC	70,000,000
Morgan Stanley & Co. LLC	70,000,000
Barclays Capital Inc.	70,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	26,250,000
Wells Fargo Securities, LLC	26,250,000

Total	$350,000,000

          The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

          Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.30% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have agreed that we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any securities of ours that are substantially similar to the notes, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, for a period of three months after the date of sale of the notes, without the prior written consent of Goldman, Sachs & Co. We have agreed to indemnify the underwriters against certain liabilities or to contribute to payments which they may be required to make in that respect.

          The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the notes while the offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount of up to $10,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Affiliates of each of the underwriters are agents and/or lenders under our Amended ABL Facility and/or Amended Term Loan Facility. In addition, certain of the underwriters or their affiliates hold a portion of our 2016 Notes, which we plan to redeem in connection with this offering, and as a result, may receive a portion of the net proceeds therefrom.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          In addition, certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Sales Outside the United States

          The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorised person apply to the issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

          The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

          The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

          Certain legal matters relating to this offering will be passed upon for us by Dorsey & Whitney LLP and for the underwriters by Latham & Watkins LLP.

EXPERTS

          The consolidated financial statements of SUPERVALU INC. and its subsidiaries as of February 22, 2014 and February 23, 2013, and for each of the fiscal years in the three-year period ended February 22, 2014, the related financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting as of February 22, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-5418):

  •
  our Annual Report on Form 10-K for the fiscal year ended February 22, 2014 filed with the SEC on April 23, 2014;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period (16 weeks) ended June 14, 2014 filed with the SEC on July 24, 2014 and for the quarterly period (12 weeks) ended September 6, 2014 filed with the SEC on October 16, 2014; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 28, 2014, March 7, 2014, April 18, 2014, April 24, 2014, May 7, 2014, May 20, 2014, July 11, 2014, July 21, 2014, August 15, 2014, September 16, 2014, September 29, 2014 and October 1, 2014.

          We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

          Any statement made in a document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus supplement is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus supplement, modifies or supersedes such statement.

          We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner of the notes, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to SUPERVALU INC., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Investor Relations, telephone (952) 828-4000. You may also access our reports and documents via the Internet at www.supervalu.com. Information on our website does not form a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

SUPERVALU INC.

Debt Securities

        SUPERVALU INC. may offer debt securities from time to time, in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

        We may offer and sell these securities on an immediate, continuous or delayed basis directly or through agents, dealers, brokers or underwriters as designated from time to time, or through a combination of these methods, at prices and on terms determined at the time of offering. If any agents, dealers, brokers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable compensation, commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        Investing in the debt securities involves risks. See "Risk Factors" on page 1 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2014.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        To understand the terms of our debt securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt securities we are offering. The applicable prospectus supplement also may contain important information about U.S. federal income tax consequences, and in certain circumstances, consequences under other countries' tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC's website or at the SEC's Public Reference Room as described under "Where You Can Find More Information."

        Except as otherwise indicated or required by the context, references in this prospectus to "we," "us," "our," "SUPERVALU" or the "Company" refer to SUPERVALU INC. and its majority-owned subsidiaries. SUPERVALU INC. will be the issuer of the debt securities described in this prospectus. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. All references in this prospectus to "$" are to United States dollars.

        This prospectus includes tradenames and trademarks owned by us or that we have the right to use, and may include tradenames and trademarks of other companies. Solely for convenience, the trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Our use or display of other parties' tradenames, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the tradename or trademark owners.

i

        You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of those documents. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

ii

RISK FACTORS

        Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any debt securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of debt securities we are offering under that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements contained in this prospectus or in any documents incorporated by reference herein regarding the outlook for our businesses and their respective markets, such as projections of future performance, guidance, statements of our plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on our assumptions and beliefs. Such statements may be identified by such words or phrases as "will likely result," "are expected to," "will continue," "outlook," "will benefit," "is anticipated," "estimate," "project," "believes" or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

        Certain factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus. These factors include the factors discussed in this prospectus in the section titled "Risk Factors," the factors discussed in any documents incorporated by reference and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

OUR COMPANY

        SUPERVALU consists of its Independent Business segment, which serves approximately 2,049 stores across the country; Save-A-Lot, its hard discount grocery chain with approximately 1,334 licensed and operated stores; and its Retail Food segment, which consists of 194 retail food stores under five regionally-based traditional format grocery banners of Cub Foods, Shoppers Food & Pharmacy, Shop 'n Save, Farm Fresh and Hornbacher's and two retail food stores under the Rainbow banner.

        We are one of the largest wholesale distributors to independent retail customers across the United States. We leverage our distribution operations by providing wholesale distribution and logistics service solutions to our independent retail customers and distribution to our Retail Food stores through our Independent Business segment. Our Save-A-Lot format is one of the nation's largest hard discount grocery retailers by store count. Save-A-Lot provides wholesale distribution and service solutions to its licensees and distribution to Save-A-Lot corporate stores.

Independent Business

        Our Independent Business segment primarily provides wholesale distribution of products to independent retailers and is the largest public company grocery wholesaler in the nation. Our Independent Business network spans 43 states and serves as primary grocery supplier to approximately 1,827 stores of independent retail customers, in addition to our own Retail Food stores, as well as serving as secondary grocery supplier to approximately 222 stores of independent retail customers. Our wholesale distribution customers include single and multiple grocery store independent operators, regional chains and the military.

        We have established a network of strategically located distribution centers utilizing a multi-tiered logistics system. The network includes facilities that carry slow turn or fast turn groceries, perishables, general merchandise and home, health and beauty care products. The network is comprised of 18 distribution facilities, nine of which supply our own Retail Food stores in addition to stores of independent retail customers. Deliveries to retail stores are made from the Company's distribution centers by Company-owned trucks, third party independent trucking companies or customer-owned trucks. In addition, the Company provides certain facilitative services between its independent retail customers and vendors related to products that are delivered directly by suppliers to retail stores under programs established by the Company. These services include sourcing, payment services, advertising and invoicing.

Save-A-Lot

        We conduct our Save-A-Lot operations through a total of approximately 1,334 hard discount stores under the Save-A-Lot banner, including approximately 915 licensed Save-A-Lot stores, located throughout the United States. Our Save-A-Lot operations are supplied by 17 dedicated distribution centers providing wholesale distribution to our own stores and licensed stores. The Company operates approximately 419 Save-A-Lot stores. Save-A-Lot is one of the nation's largest hard discount grocery retailers by store count. Save-A-Lot stores typically range in size from approximately 15,000 to 20,000 square feet and carry a specific assortment of high volume appropriately sized items largely focused on private-label products.

Retail Food

        We conduct our Retail Food operations through a total of 196 stores located throughout the United States. Our Retail Food operations are supplied by one dedicated distribution center and nine distribution centers that are part of the Independent Business segment providing wholesale distribution to both our own stores and stores of independent retail customers.

        Our Retail Food stores range in size from approximately 40,000 to 60,000 square feet. We operate our Retail Food operations under the Cub Foods, Shoppers Food & Pharmacy, Shop 'n Save, Farm Fresh and Hornbacher's banners. All of our retail banners have strong local and regional brand recognition in the markets in which they operate. We operate 49 wholly and majority owned Cub Foods stores and two Rainbow stores, primarily in the Minneapolis / St. Paul market. The 55 Shoppers Food & Pharmacy stores operate in the Washington D.C. / Baltimore market; the 42 Shop 'n Save stores operate in the St. Louis Market; the 42 Farm Fresh stores operate in the Virginia Beach, Virginia market; and the six Hornbacher's stores operate in the Fargo, North Dakota market. In addition, we franchise 33 Cub Foods stores, primarily in the Minneapolis / St. Paul market, and we have a minority interest in 14 of the franchised stores. Our Retail Food stores provide an extensive grocery offering and, depending on size, a variety of additional products including general merchandise, home, health and beauty care and pharmacy.

Corporate Information

        SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. Our principal executive offices are located at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. Our telephone number at this address is 952-828-4000 and our corporate website is www.supervalu.com. Our website and the information contained on our website are not part of this prospectus.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the debt securities offered by this prospectus will be added to our general funds and may be used to meet our working capital requirements, to redeem or repurchase outstanding securities, to refinance debt, to finance acquisitions or for general corporate purposes. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated. Information presented is in millions, except ratios.

	Year-to-Date Ended	Fiscal Year Ended
	September 6, 2014 (28 weeks)	February 22, 2014 (52 weeks)	February 23, 2013(1) (52 weeks)	February 25, 2012(2) (52 weeks)	February 26, 2011(3) (52 weeks)	February 27, 2010 (52 weeks)
Excess (deficiency) of earnings to fixed charges	$117	$11	$(429)	$(157)	$(268)	$62
Ratio of earnings to fixed charges	1.90	1.02	N/A	N/A	N/A	1.23

N/A represents a ratio of less than one.

(1)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2013 due to $227 of non-cash asset impairment and other charges before tax, administrative expenses related to divested New Albertson's, Inc. ("NAI") operations, $36 of severance costs before tax, $22 of store closure charges and costs before tax, $22 of non-cash unamortized financing costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax.

(2)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2012 due to administrative expenses related to divested NAI operations, $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax.

(3)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2011 due to administrative expenses related to divested NAI operations, $110 of non-cash goodwill impairment charges before tax, $49 of store closure charges and retail market exit charges and costs before tax and $38 of charges for severance, labor buyout and other costs before tax.

        For purposes of computing these ratios, "earnings" represent Earnings (loss) from continuing operations before income taxes, adjusted for earnings attributable to noncontrolling interests, Net overdistributed earnings of less than fifty percent owned entities, fixed charges and estimated amortization of capitalized interest. "Fixed charges" represent interest expense, capitalized interest and estimated interest on operating leases.

DESCRIPTION OF DEBT SECURITIES

        We describe below some of the general terms of the debt securities we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement will be described in the applicable prospectus supplement. The prospectus supplement will also indicate the extent, if any, to which some of the general terms may not apply to the debt securities being offered.

        Capitalized terms used in this "Description of Debt Securities" section that are not defined in this prospectus have the meanings given to them in the Indenture (as defined below). We have provided the definitions of some terms used in this summary under the caption "—Certain Definitions." As used in this "Description of Debt Securities" section, the words "we," "us," "our" or the "Company" refer only to SUPERVALU INC. and do not include any of our current or future Subsidiaries.

        We will issue the debt securities under an indenture dated as of July 1, 1987, as supplemented (the "Indenture"), between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee. We have summarized the material provisions of the Indenture below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture. You should refer to the Indenture, any supplemental indenture and the applicable prospectus supplement for complete information regarding the terms and provisions of the Indenture, the supplemental indenture and the debt securities.

General

        The debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of debt securities we may issue. We may issue additional debt securities under the Indenture in one or more series, from time to time.

        Unless we otherwise indicate in the prospectus supplement, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner and at the places set forth in the applicable prospectus supplement. The Security Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any debt security or any portion of a debt security that has been selected for redemption. Also, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

        Unless we otherwise indicate in the prospectus supplement, we will pay the principal, premium, if any, and interest on the offered debt securities at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. However, at our option, we may pay interest by check mailed to the address of the persons entitled to the payment or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by us for the foregoing purposes will be the office of the trustee.

        If any interest payment date, redemption date or maturity date of any of the offered debt securities is not a Business Day at any place of payment, then payment of principal, premium, if any, and interest need not be made at that place of payment on that date but may be made on the next succeeding Business Day at that place of payment. No interest will accrue on the amount payable for the period from and after that interest payment date, redemption date or maturity date, as the case may be.

        The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain covenants or other provisions designed to afford Holders of debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. If this protection is provided for the offered debt securities, we will describe the applicable provisions in the prospectus supplement relating to those debt securities.

Terms

        A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. Under the Indenture, the specific terms of a particular series of debt securities will include the following terms:

  •
  the title of the offered debt securities;

  •
  any limit on the aggregate principal amount of the offered debt securities;

  •
  the purchase price of the offered debt securities;

  •
  the date or dates on which the offered debt securities will be payable;

  •
  the rate or rates, which may be fixed or variable, at which the offered debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

  •
  the dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the interest payment dates;

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  the person to whom any interest on the debt securities shall be payable if other than the registered Holder of the offered debt securities on the regular record date for such interest;

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  the place or places for payment of the principal of and any premium and interest on the offered debt securities and for transfer or exchange;

  •
  the date, if any, after which, and the price or prices at which, the offered debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed by us or at the option of the Holder, and the other detailed terms and provisions of those optional or mandatory redemption provisions;

  •
  any mandatory or optional sinking funds or similar provisions;

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  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

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  if other than United States dollars, the foreign currency or units of two or more foreign currencies in which payment of the principal of or any premium or interest on the offered debt securities may be made;

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  if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon the declaration of acceleration of the maturity of the offered debt securities;

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  if other than the currency in which the offered debt securities are denominated, the currency in which payment of the principal of or any premium or interest on the offered debt securities may be made at the election of us or the Holder;

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  any index used to determine the amount of payment of principal of or any premium or interest on the offered debt securities;

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  whether the provisions described under "—Defeasance Provisions" apply to the offered debt securities;

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  any additional or different events of default and any change in the right of the trustee or the Holders to declare principal due and payable;

  •
  if the offered debt securities will be issuable only in the form of one or more global securities as described under "—Global Securities," the depository or its nominee with respect to the offered debt securities and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee; and

  •
  any other special feature of the offered debt securities.

        We may issue the debt securities as original issue discount securities, which will be offered and sold at a more than minimal discount below their stated principal amount. The prospectus supplement relating to those debt securities will describe their terms and the federal income tax consequences and other special considerations applicable to them. In addition, if we issue any debt securities denominated in foreign currencies or currency units, the prospectus supplement relating to those debt securities will also describe any federal income tax consequences and other special considerations applicable to them.

        We will have the ability under the Indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Global Securities

        We may issue the offered debt securities of a series in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for the individual debt securities it represents, a global security may be transferred only as a whole, by the applicable depositary to a nominee of the depositary, by any nominee to the depositary itself or another nominee, by the depositary or any nominee to a successor depositary or any nominee of the successor.

        We will describe the specific terms of the depositary arrangement related to the offered debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

        Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, which we refer to as the participants. Those accounts will be designated by the dealers, underwriters or agents related to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

        Payments of principal, premium, if any, and interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing these debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

        We expect that the depositary or its nominee, after receipt of any payment of principal, premium, if any, or interest relating to a permanent global security representing any series of debt securities, will immediately credit the participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices.

Certain Covenants

        Restrictions on Liens.    The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, issue, assume or guarantee any Debt if the Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance ("Lien") upon any Operating Property of ours or of any Domestic Subsidiary or upon any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the debt securities equally and ratably with the Debt. This restriction does not apply to:

  (1)
  Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after July 1, 1987, which are created or assumed contemporaneously with, or within 180 days after, that acquisition or completion of that construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within the 180 day period) to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after July 1, 1987, or Liens existing on property at the time of its acquisition (including acquisition through merger or consolidation); provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Domestic Subsidiary;

  (2)
  Liens on property of any corporation existing at the time it becomes a Domestic Subsidiary;

  (3)
  Liens to secure Debt of a Domestic Subsidiary to us or to another Domestic Subsidiary;

  (4)
  Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to the Liens; or

  (5)
  Liens for extending, renewing or replacing Debt secured by any Lien referred to in clauses (1) to (4), inclusive, above or in this clause (5) or any Lien existing on the date that debt securities were first issued under the Indenture, provided that the principal amount of the new Debt secured by the relevant Lien does not exceed the principal amount of the Debt so secured at the time of the extension, renewal or replacement and that the extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced and improvements on that property.

        This restriction does not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt subject to a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of us and our Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at that time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of debt securities or of Funded Debt or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be secured with a Lien under clause (1) above), does not exceed the greater of $200 million or 10% of Consolidated Net Tangible Assets.

        Restrictions on Sale and Lease-back Transactions.    The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, enter into any Sale and Lease-back Transaction unless the net proceeds of the Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or our President or any of our Vice Presidents) of the Operating Property to be leased and either:

  (1)
  we or the Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased without securing the debt securities issued under the Indenture, pursuant to clause (1) of the first paragraph or pursuant to the second paragraph under "—Certain Covenants—Restrictions on Liens;" or

  (2)
  the Value thereof would be an amount permitted under the second paragraph under "—Certain Covenants—Restrictions on Liens;" or

  (3)
  we, within 120 days of the effective date of any such arrangement (or in the case of (c) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), apply an amount equal to the fair value (as so determined) of the Operating Property:

  (a)
  to the redemption or repurchase of debt securities issued under the Indenture;

  (b)
  to the payment or other retirement of our Funded Debt that ranks senior to or pari passu with the debt securities or of Funded Debt of a Domestic Subsidiary (other than, in either case, Funded Debt owned by us or a Domestic Subsidiary); or

  (c)
  to the purchase of Operating Property (other than that involved in the Sale and Lease-back Transaction).

        Other than the above-described covenants, there are no covenants or provisions contained in the Indenture which may afford Holders of debt securities protection in the event of a highly leveraged transaction involving us.

Consolidation, Merger and Sale of Assets

        The Indenture provides that we may, without the consent of any Holders of any debt securities, consolidate or merge with or into, or convey, transfer or lease our property and assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into us, or convey, transfer or lease its property and assets substantially as an entirety to us, so long as:

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  the Person (if other than us) formed by the consolidation or into which we are merged or which acquires or leases our assets substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes our obligations under the debt securities and the Indenture;

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  after giving effect to the transaction, no Event of Default with respect to the debt securities, and no event which, after notice or lapse of time or both, would become an Event of Default with respect to the debt securities shall have happened and be continuing;

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  if, as a result of that consolidation or merger or that conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation, as the case may be, effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

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  certain other conditions are met.

Events of Default

        "Event of Default" under the Indenture will mean, with respect to any series of debt securities, any of the following:

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  default in the payment of principal or premium, if any, on any debt security of that series when due;

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  default in the payment of any interest on any debt security of that series when due, continued for 30 days;

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  default in the deposit of any sinking fund payment of that series when due;

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  default in the performance, or breach, of any of our other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice to us by the trustee or the Holders of at least 10% in principal amount of the applicable series of debt securities; and

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  certain events in bankruptcy, insolvency or reorganization pertaining to us.

        If an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the Holders of at least 25% in principal amount of the outstanding debt securities of that series, by notice to us, may declare the principal of all of the debt securities of that series to be due and payable immediately and upon such declaration the principal amount will become immediately due and payable. However, at any time after a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree based on the acceleration has been obtained, the Holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "—Modification and Waiver."

        The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless those Holders offer to the trustee reasonable indemnity. Subject to the provisions for indemnification of the trustee, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        No Holder of any debt securities will have any right to institute any proceeding related to the Indenture or for any remedy thereunder unless:

  •
  the Holder previously has given written notice to the trustee of a continuing Event of Default with respect to the debt securities;

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  the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of any series have made written request to the trustee to institute the proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with the request;

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  in the 60 day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate the proceeding; and

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  during the 60 day period, the trustee has not received from the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request.

        Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the Holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on that debt security and to institute suit for enforcement of any payment, and that right will not be impaired without the consent of that Holder.

        We will be required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the Indenture.

Defeasance Provisions

        Defeasance and Discharge.    The Indenture provides that, if principal and any interest on the debt securities of any series are denominated and payable in United States dollars, we will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities.

        This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the Holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the debt securities of that series occurs during the period ending on the 91st day after the cash or Government Obligations are deposited in trust and other conditions specified in the Indenture are satisfied.

        Covenant Defeasance.    The Indenture also provides that, if the debt securities of any series are payable in United States dollars, we may omit to comply with the covenants described above under "—Certain Covenants" with respect to the debt securities of that series if we comply with the following conditions. To exercise this option, we must:

  (1)
  deposit with the trustee money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities; and

  (2)
  deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and that those Holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government

Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification and Waiver

        We and the trustee may modify and amend the Indenture with the consent of the Holders of a majority in principal amount of the outstanding debt securities of each affected series. However, without the consent of each affected Holder, no modification or amendment may:

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  change the stated maturity date of the principal, or any installment of principal or interest, on any debt security;

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  reduce the principal, premium, if any, or any interest rate on any debt security;

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  reduce the amount of principal due on acceleration of maturity of any debt security issued with original issue discount;

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  change our obligations to maintain an office or agency in the places and for the purposes specified in the Indenture or the currency of payment of principal, premium, if any, or any interest on any debt security;

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  impair the right to institute suit to enforce any payment after the stated maturity date or redemption date;

  •
  reduce the percentage of the principal amount of debt securities required to approve any modification or amendment of the Indenture;

  •
  reduce the percentage of the principal amount of debt securities required to approve any waiver of compliance with provisions of the Indenture or waiver of defaults; or

  •
  modify certain provisions of the Indenture.

        We and the trustee may, without the consent of any Holders of debt securities, modify the Indenture to, among other things:

  •
  evidence the succession of another Person as obligor under the Indenture and the debt securities;

  •
  add to our covenants under the Indenture or add additional Events of Default;

  •
  change or eliminate any provision of the Indenture, provided that the change or elimination becomes effective only when there is no outstanding debt security which is entitled to the benefit of that provision;

  •
  secure the debt securities pursuant to the requirement described above under "—Certain Covenants—Restrictions on Liens;"

  •
  establish the form or terms of a series of debt securities;

  •
  evidence the appointment of a successor trustee or co-trustee; or

  •
  cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the Indenture, provided that action does not adversely affect the interests of Holders of debt securities of any series in any material respect.

        The Holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all debt securities of that series, waive, insofar as that series is concerned, our compliance with specified restrictive covenants in the Indenture, including those described above under "—Certain Covenants." The Holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all debt securities of that series, waive any past default under the Indenture with respect to that series. However, they may not waive a default in the payment of principal, premium, if any, or interest on any debt security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series affected.

Certain Definitions

        Set forth below are certain defined terms that will be used in the Indenture or debt securities. Reference is made to the Indenture, as supplemented, for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Board of Directors" means, either our board of directors or our duly authorized executive committee of that board.

        "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries less the following:

  (1)
  current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

  (2)
  reserves for depreciation and other asset valuation reserves;

  (3)
  intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expenses carried as an asset on the balance sheet; and

  (4)
  appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.

        "Debt" means all indebtedness for money borrowed.

        "Domestic Subsidiary" means any Subsidiary which owns an Operating Property.

        "Funded Debt" means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

        "Government Obligations" means securities of the government which issued the currency in which the debt securities of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

        "Operating Property" means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Sale and Lease-back Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by us or such Domestic Subsidiary to that Person.

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

        "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of our Board of Directors or our President or any of our Vice Presidents of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

        "Voting Stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Governing Law

        The Indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        The trustee under the Indenture is Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates.

PLAN OF DISTRIBUTION

        We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

  •
  directly to one or more purchasers;

  •
  through agents, dealers or brokers;

  •
  to or through underwriters; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

        We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments that these underwriters, dealers or agents may be required to make.

LEGAL MATTERS

        The validity of the debt securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

        The consolidated financial statements of SUPERVALU INC. and subsidiaries as of February 22, 2014 and February 23, 2013, and for each of the fiscal years in the three-year period ended February 22, 2014, the related financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting as of February 22, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the reporting and other informational reporting requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Room of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. These reports and other information concerning us may also be inspected at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-3000.

        This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. As allowed by the SEC's rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under "Incorporation of Certain Documents by Reference" below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-5418):

  •
  our Annual Report on Form 10-K for the fiscal year ended February 22, 2014 filed with the SEC on April 23, 2014;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period (16 weeks) ended June 14, 2014 filed with the SEC on July 24, 2014 and for the quarterly period (12 weeks) ended September 6, 2014 filed with the SEC on October 16, 2014; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 28, 2014, March 7, 2014, April 18, 2014, April 24, 2014, May 7, 2014, May 20, 2014, July 11, 2014, July 21, 2014, August 15, 2014, September 16, 2014, September 29, 2014 and October 1, 2014.

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the expiration or termination of the registration statement of which this prospectus is a part. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner of the offered debt securities, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to SUPERVALU INC., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Investor Relations, telephone (952) 828-4000. You may also access our reports and documents via the Internet at www.supervalu.com. Information on our website does not form a part of this prospectus.

$350,000,000

SUPERVALU INC.

7.750% Senior Notes due 2022

Joint Bookrunning Managers

Goldman, Sachs & Co.
Credit Suisse
Morgan Stanley
Barclays